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                                    EXHIBIT 2

                           Amendment to the Agreement
                              dated August 19, 2002


This Amendment ("Amendment") to the Agreement dated as of August 19, 2002 ("Agreement"), is made as of December 26, 2002 by and among the Company and the Stockholders. All capitalized terms herein shall have the meaning set forth in the Agreement.

WHEREAS, the Company and its directors as of August 19, 2002 are defendants in a certain lawsuit filed in Delaware Chancery Court (C.A. No. 19899) relating to the Offer ("Litigation"); and

WHEREAS, the trial of such Litigation is set to commence on January 6, 2003 ("Trial"); and

Whereas, as an inducement to enter into this Amendment, the Company hereby represents to the Stockholders that the plaintiff's counsel has confirmed to counsel for the Special Committee that the Trial will be postponed until after the date of a special meeting of the Company's Class A stockholders relating to the Offer;

NOW, THEREFORE, the Company and the Stockholders agree as follows:


1. A new Section 1 (d) is hereby added to the Agreement which reads as follows:

          "The Company agrees to call a special meeting of the Class A stockholders as soon as reasonably practicable for the purpose of obtaining approval by the Class A stockholders of the Offer by the affirmative vote of a majority of the Class A shares present or represented by proxy at the meeting (excluding Class A shares held by the Stockholders) and to use its best efforts to obtain such affirmative vote through all available means of proxy solicitation, including the use of a proxy statement in which the Special Committee of the Board of Directors recommends to such Class A stockholders to vote for the approval of the Offer; provided, however, that the Board of Directors of the Company shall not be required to call, or to hold, such meeting and the Special Committee shall be permitted to withdraw, modify or propose to withdraw or modify such recommendation if the Board of Directors of the Company (in the case of a failure to call and/or hold such special meeting) or the Special Committee (in the case of a withdrawal, modification, or proposed modification of its recommendation) shall determine in good faith, after consulting with its outside counsel and financial advisor, that such action is consistent with the fiduciary duties of the directors to the Company's Class A stockholders under applicable law.."

2. The phrase "Except for the Litigation," is hereby added to the beginning of Sections 3(d) and 4(d) of the Agreement.

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3.   A new sentence is hereby added to Section 6 (b) of the Agreement which reads as follows:

          "In addition, the obligation of each Stockholder under this Agreement shall be subject to the further conditions that (a) the Company shall have received the approval of the Offer at the special meeting of Class A stockholders referred to in Section 1(d) herein, (b) that the Company shall have obtained the Supplemental Ruling, (c) the Company shall not have failed or declined to call or hold such special meeting and (d) the Special Committee shall not have withdrawn or modified or proposed to withdraw or modify its recommendation that the Class A stockholders vote for the approval of the Offer. The conditions referred to herein are for the Stockholders' sole benefit and may be asserted by the Stockholders regardless of the circumstances giving rise to any condition, and may be waived by the Stockholders, in whole or in part, at any time and from time to time in the Stockholders sole discretion."


4. A new subparagraph (f) is hereby added to Exhibit B of the Agreement which reads as follows:

          "The Company shall not have received the approval of the Offer at the special meeting of the Company's Class A stockholders referred to in new Section 1(d) herein."


5. Section 7 (a) (iii) of the Agreement is hereby amended in its entirety to read as follows:

          " By the Trusts if any one of the conditions set forth in Section 6
(b) shall not have been satisfied, and shall not have been waived by the Trusts; or"


6. Section 7 (a) (iv) of the Agreement is hereby amended in its entirety to read as follows:

          "By the Company or the Trusts if the Offer has not been completed by the Company on or prior to May 31, 2003 (the "End Date")".


7. Subparagraph (c) of Exhibit B of the Agreement is hereby amended in its entirety to read as follows:

          "There has been a statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition which directly or indirectly restrains or prohibits the Offer, the acceptance for payment of, or payment for, any of the shares of the Company; provided, however, that the Company shall use reasonable efforts to prevent the entry of any such judgment, injunction or other order and to appeal as promptly as possible any judgment, injunction or other order that may be entered."
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8.   A new sentence is hereby added to Section 7(c) of the Agreement which reads as follows:

          "In the event that the Board of Directors of the Company shall fail or decline to call a special meeting of the Class A stockholders or the Special Committee shall withdraw or modify or propose to withdraw or modify its recommendation as contemplated by the proviso set forth in Section 1 (d) of the Agreement, then, in either such event, the Company shall pay the Stockholders (in proportion to the number of shares of Class B Stock held by each as described on Exhibit A hereto) within five (5) business days after such event a fee of U.S. $150,000 in the aggregate, which amount shall be payable in immediately available funds."

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This Amendment is hereby executed by the Company and the Stockholders as of
December 26, 2002.

                 METHODE ELECTRONICS, INC.

                 By: /s/ Donald W. Duda
                     ------------------------------------------------
                 Name:  Donald W. Duda
                        ---------------------------------------------
                 Title: President
                        ---------------------------------------------


                 STOCKHOLDERS

                 Marital Trust No. 1 and Marital Trust No. 2
                 Created under the William J. McGinley Trust

                 By:      Bank One, as successor co-trustee of
                          Marital Trust No 1 and Marital Trust No. 2
                          created under the William J. McGinley Trust

                          By: /s/ Mike Lathi
                              ------------------------------------------------
                          Its: Vice President and Trust Officer
                              ------------------------------------------------


                 By: /s/ Jane R. McGinley
                     ---------------------------------------------------------
                          Jane R. McGinley, as co-trustee of
                          Marital Trust No 1 and Marital Trust No. 2
                          Created under the William J. McGinley Trust



                  /s/ Jane R. McGinley
                 -------------------------------------------------------------
                 Jane R. McGinley


                  /s/ Margaret J. McGinley
                 -------------------------------------------------------------
                 Margaret J. McGinley


                  /s/ James W. McGinley
                 -------------------------------------------------------------
                 James W. McGinley


                  /s/ Robert R. McGinley
                 -------------------------------------------------------------
                 Robert R. McGinley